EXHIBIT 99

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 23rd day of February, 2007 by and between Telkonet, Inc., a Utah corporation (“Purchaser”), and Smart Systems International, a Nevada corporation (“Seller”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, Seller is engaged in the development, marketing and sale of proprietary programmable thermostats, PTAC controllers and wireless occupancy sensors to the lodging and multi-resident building markets (the “Business”).

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, the Purchased Assets (as hereinafter defined) constituting all or substantially all of the assets necessary to conduct the Business as currently conducted upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS,  Purchaser and Seller intend that Purchaser’s acquisition of the Purchased Assets hereunder qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

1.1 Definitions. The following capitalized terms have the following meanings:

“409A Plans” is defined in Section 5.16(m).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified person.

“Agreement” means this Asset Purchase Agreement and the Disclosure Schedules hereto, as this Agreement may be amended from time to time.

“Arbitrator” is defined in Section 3.3(c).

“Assumed Liabilities” are defined in Section 2.1(c).

“Assumed Obligations” are defined in Section 2.1(b).

“Baseline Net Working Capital” is defined in Section 3.3(b).

“Benefit Plan” means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, member, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by Seller or any ERISA Affiliate, in each case, providing benefits to any employee of Seller, and, in each case, whether written or oral, informal or formal, subject to ERISA or not. The term “Benefit Plan” shall also include any plan, program, policy, arrangement or Contract with respect to which Seller or any ERISA Affiliate may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise to any Person being and including any liability by reason of any Person’s being or having been an ERISA Affiliate.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Maryland are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Cash Consideration” is defined in Section 3.1.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Date Net Working Capital” is defined in Section 3.3.

“Closing Price” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in Section 3.1.

“Constitutive Documents” means Seller’s articles of incorporation and bylaws.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software), or (ii) assigned, registered or applied for.

“Current Assets” means the aggregate value of the accounts receivable, inventory and prepaid expenses included in the Purchased Assets, as determined in accordance with all applicable accounting requirements of GAAP and the rules and regulations thereunder consistently applied in accordance with past practice.

“Current Liabilities” means accounts payable and accrued expenses included in the Assumed Liabilities, as determined in accordance with all applicable accounting requirements of GAAP and the rules and regulations thereunder consistently applied in accordance with past practice.

“Delivery Date” is defined in Section 3.3(a).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of Seller and Purchaser set forth in Articles V and VI, respectively, delivered contemporaneously with this Agreement.

“Disputed Matters” is defined in Section 3.3(c).

“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, land surface, subsurface strata, wetlands or sediments.

“Environmental Law” means any and all federal, state, local or foreign statutes, laws, codes, regulations, rules, orders, judgments, binding judicial decisions, permits, writs, decrees, licenses, approvals, injunctions, written policies, ordinances and binding directives pertaining to or relating to protection or restoration of the Environment, pollution, health and safety, noise, radiation, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material and the health or safety of employees in the workplace environment with respect to Hazardous Material, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any similar federal, state or local law, as each is in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with Seller as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” are defined in Section 2.1(a).

“Excluded Liabilities” are defined in Section 2.1(c).

“Financial Statements” are defined in Section 5.6(a).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material” means, whether alone or in combination, whether solid, liquid or gaseous: (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear material, natural or synthetic gas, pesticide, or polychlorinated biphenyl; (iii) any pollutant, contaminant, substance, material, chemical or waste that is explosive or radioactive; or (iv) any hazardous chemical, pollutant, contaminant, hazardous waste, toxic chemical, all as defined as hazardous under any Environmental Law.

“Holdback Obligation” is defined in Section 3.2.

“Holdback Shares” is defined in Section 3.2.

“Indebtedness” of any Person means, without duplication: (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices); (ii) all principal, interest, prepayment penalties and premiums and other obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than interest charges applicable to current trade liabilities incurred in the Ordinary Course of Business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (vii) all guarantees by such Person of Indebtedness of others; (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies; (ix) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances; (x) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line); and (xi) all obligations of such Person pursuant to any deferred compensation agreements.

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” means either Purchaser or Seller.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals, (v) software or computer programs, (vi) licenses and agreements pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing, (vii) domain names, and (viii) unregistered rights in copyright to print or electronic publications and content.

“Issued Patent” means a Patent which has been granted by the PTO, or any patent office of any other country, which is unexpired and which has not been held invalid by a decision of a court or other appropriate body of competent jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order or decree of, or issued by, any Governmental Entity.

“Knowledge” means, with respect to any matter in question, the actual knowledge of William R. Dukes after reasonable inquiry. Known has a correlative meaning.

“Law” means any constitution, act, statute, law, directive, ordinance, treaty, rule or regulation of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Leased Property” is defined in Section 5.10.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Losses” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation). Losses shall not include any special, speculative, punitive, incidental or consequential damages, including, but not limited to, lost profits or business opportunities, diminution of value of any business or amounts with respect to which specific reserves have been created on the Most Recent Balance Sheet.

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Master Escrow Agreement” means that certain Master Escrow Agreement to be entered into on the Closing Date by and among Purchaser, the Escrow Agent (as therein defined) and Seller, substantially in the form of Exhibit A hereto.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) on the business, financial condition or results of operations of the Business as a whole; or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Seller of the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (a) any change relating to the United States economy or securities markets in general, so long as any impact on Seller is not disproportionate to the impact on Seller’s peer companies, (b) any adverse change, effect, event, occurrence, state of facts or development generally affecting the industry in which Seller participates, (c) changes in applicable Law or GAAP, (d) any change resulting from the execution and delivery of this Agreement or announcement of the transactions contemplated hereby or the identity, business or operations of Purchaser, or (e) any action taken by Seller with Purchaser’s consent or compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Material Contract” is defined in Section 5.11(a).

“Most Recent Balance Sheet” is defined in Section 5.6(a).

“Most Recent Balance Sheet Date” means December 31, 2006.

“Notice of Disagreement” is defined in Section 3.3(c).

“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations; and (ii) such action complies with Law in all material respects.

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Price Ceiling” is defined in Section 3.4.

“Price Floor” is defined in Section 3.4.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” is defined in Section 3.1.

“Purchase Price Adjustment” is defined in Section 3.3(b).

“Purchase Shares” is defined in Section 3.1.

“Purchased Assets” are defined in Section 2.1.

“Purchaser” is defined in the caption of this Agreement.

“Purchaser Certificate” is defined in Section 8.3(a).

“Purchaser Indemnifiable Loss” is defined in Section 9.2.

“Purchaser Indemnified Party” is defined in Section 9.2.

“Release Date” is defined in Section 3.1.

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the caption of this Agreement.

“Seller Certificate” is defined in Section 8.2(a).

“Seller Indemnified Party” is defined in Section 9.3.

“Seller Intellectual Property” means all Intellectual Property owned, used, under development or filed by or licensed to Seller.

“Stock Consideration” is defined in Section 3.1.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50.0% or more of any class of capital stock is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Tax” means any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority, including any interest, additions to tax, or penalties applicable or related thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article VIII.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1991.

ARTICLE II
SALE AND PURCHASE OF ASSETS

2.1 Sale of Purchased Assets.

(a) Upon the terms and conditions contained in this Agreement, at Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens (other than Permitted Liens) all of Seller’s right, title and interest in and to all tangible assets, intellectual property and intangible assets used in the Business other than the Excluded Assets (as hereinafter defined), including, but not limited to, all equipment, inventory, accounts receivable, prepaid assets, and Contracts used in connection with the operation of the Business (collectively, the “Purchased Assets”). The Purchased Assets do not include those assets of Seller identified on Exhibit B-1 (the “Excluded Assets”).

(b) As of the Closing Date, Purchaser shall assume all rights, obligations and liabilities with respect to the Purchased Assets from and after the Closing Date (including the obligation to perform warranty service based upon product sales prior to the Closing Date) in conformity with the representations and warranties of Seller except: (i) any Tax or other obligation or liability arising out of or based upon the transactions contemplated by this Agreement or incurred by Seller by reason of preparation of this Agreement; (ii) any obligation or liability under any Contract that is assigned by Seller to Purchaser: (A) if failure to obtain a required consent to assignment by Seller to Purchaser deprives Purchaser of the enjoyment of any of Seller’s rights thereunder; (B) if such Contract is not assigned by Seller to Purchaser as a result of Section 2.3 or otherwise; or (C) if Seller is in material default thereunder; (iii) any obligation or liability arising out of the Excluded Assets or the Indebtedness; and (iv) any obligation or liability arising out of or in connection with the use or ownership of the Purchased Assets by Seller prior to the Closing Date, unless expressly assumed by Purchaser in this Agreement (the “Assumed Obligations”).

(c) Upon the terms and conditions contained in this Agreement, at Closing, simultaneously with the execution of this Agreement, Purchaser has assumed and agreed to pay, perform and discharge all non-affiliated, third party accounts payable and accrued expenses of the Seller related to the Purchased Assets incurred in the Ordinary Course of Business (collectively, the “Assumed Liabilities”), all of which as of the date hereof are identified on Exhibit B-2. The Assumed Liabilities do not include the Indebtedness or any other liabilities of Seller, all of which are hereinafter referred to as the “Excluded Liabilities”.

(d) Except for the Assumed Liabilities and Assumed Obligations, Purchaser has not assumed, incurred liability for, or become obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller of any nature, absolute, accrued, asserted or unasserted, contingent or otherwise, existing as of the Closing Date or arising out of or relating to the use or operation by Seller of the Purchased Assets or conduct of the Business prior to the Closing Date.

2.2 Delivery of Purchased Assets. With respect to any of the Purchased Assets that cannot be physically delivered to Purchaser because they are in possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession, with copies to Purchaser, that all right, title and interest therein have been vested in Purchaser and that such assets are to be held for Purchaser’s exclusive use and benefit.

2.3 Third-Party Consent. Except as set forth in Section 2.3 of the Disclosure Schedule, to the extent that the assignment by Seller to Purchaser of any Contract to be assigned to Purchaser hereunder shall require the consent of a party other than Seller, which has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such Contract if an attempted assignment without such consent would constitute a breach thereof unless Purchaser before or on the Closing Date waives such consent in writing. Nothing in this Section 2.3 shall limit any rights Purchaser may have against Seller for failure to obtain such consent.

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price. In consideration of the sale, conveyance, assignment and transfer of the Purchased Assets, at the Closing, Purchaser shall pay to Seller $7,000,000 (the “Purchase Price”). The Purchase Price shall be payable by Purchaser through the delivery to Seller of cash in an amount equal to up to $1,000,000 (the “Cash Consideration”) and shares (the “Stock Consideration”) of Purchaser’s common stock par value $0.001 per share (the “Common Stock”), subject to the Holdback set forth in Section 3.2 below and subject to adjustment of the Purchase Price pursuant to Section 3.3 below. The number of shares of Common Stock issuable to the Seller as the Stock Consideration (the “Purchase Shares”) shall be determined by dividing the difference between $7,000,000 and the Cash Consideration by the closing price (the “Closing Price”) of the Common Stock on the American Stock Exchange on the trading day immediately preceding the Closing Date, subject to adjustment pursuant to Section 3.4 below. Seller shall notify Purchaser in writing prior to the Closing of the exact amount of Cash Consideration to be received by Seller at Closing.

3.2 Holdback. Purchaser shall issue to Seller but withhold from delivery at the Closing Purchase Shares having an aggregate value of $3,000,000 valued at the Closing Price and rounded to the nearest whole share (the “Holdback Shares”). The Holdback Shares shall be maintained in an escrow account (the “Escrow Account”) pursuant to the Master Escrow Agreement. The Holdback Shares then remaining in the Escrow Account, minus that number of Holdback Shares having a value equal to the total value of all demanded (and unpaid and unresolved) obligations of Seller required to be funded from the Holdback Shares (collectively, the “Holdback Obligations”), shall be released to Seller (or in accordance with Seller’s written instructions) on the first anniversary of the Closing Date (the “Release Date”). The Holdback Shares shall be available to fund the obligations of Seller pursuant to Section 9.2 hereof in accordance with the procedures set forth in the Master Escrow Agreement, and, at Seller’s election, any obligation that Seller may have under Section 3.3(b).

3.3 Purchase Price Adjustment.

(a) Within sixty (60) days of the Closing (the “Delivery Date”), Purchaser shall deliver to Seller a calculation as of the Closing Date, prepared in accordance with GAAP, of the amount, if any, by which the Current Assets of Seller exceed the Current Liabilities of Seller (“Closing Date Net Working Capital”).

(b) In the event Closing Date Net Working Capital is less than $1,204,434.00 (the “Baseline Net Working Capital”), Seller shall be required to refund to Purchaser the amount by which Baseline Net Working Capital exceeds Closing Date Net Working Capital. In the event Closing Date Net Working Capital is more than the Baseline Net Working Capital, Purchaser shall be required to pay to Seller the amount by which Closing Date Net Working Capital exceeds Baseline Net Working Capital. Any amounts owed pursuant to this Section 3.3(b) shall be due and payable within thirty (30) days of the Delivery Date, unless disputed in accordance with Section 3.3(c). The adjustment to the Purchase Price provided for in this Section is hereinafter referred to as the “Purchase Price Adjustment.”

(c) Seller shall have twenty (20) business days from the Delivery Date to deliver a written notice of disagreement to Purchaser (a “Notice of Disagreement”). During such period, Purchaser shall make the books and accounting records relating to the Business (including work papers) and appropriate accounting personnel reasonably available to the Seller. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If no Notice of Disagreement is delivered within such twenty (20) business day period, the Closing Date Net Working Capital amount shall become final and binding upon the parties. Following delivery of a Notice of Disagreement, the parties shall attempt to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If the parties fail to reach a written agreement with respect to all such matters within 60 days of the Notice of Disagreement, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the “Disputed Matters”) shall be submitted to and reviewed by an arbitrator (the “Arbitrator”) selected by Seller and Purchaser. The Arbitrator shall act promptly (in no event to exceed 20 days) to resolve all Disputed Matters and his or her decision with respect to all Disputed Matters shall be final and binding upon the parties. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne equally by the Seller and Purchaser. Any adjustment required pursuant to this Section 3.3 shall be paid (i) if payable by Seller, at Seller’s election by either or a combination of (A) wire transfer to a bank account designated by Purchaser, or (B) surrender of Holdback Shares valued at the Closing Price, and (ii) if payable by Purchaser, by the issuance of additional Purchase Shares, in each case within five (5) days of final determination thereof of the adjustment.

3.4 Adjustment to Number of Holdback Shares.

(a) The number of Holdback Shares released to the Seller on the Release Date may be adjusted, or additional Purchase Shares issued, as result of a change in the price of the Common Stock prior to the Release Date. If the volume-weighted average closing price of the Common Stock for the twenty trading days immediately prior to the Release Date (the “Twenty Day VWAP”) (i) exceeds $4.50 (the “Price Ceiling”), then the maximum aggregate number of shares released to the Seller from the Escrow Account on the Release Date shall be 666,667 shares of Common Stock; (ii) is less than the Price Floor, then the maximum aggregate number of shares issuable to the Seller, inclusive of Holdback Shares released to Seller from the Escrow Account, on the Release Date shall be the number of shares determined by dividing $3,000,000 by the Price Floor; or (iii) is between the Price Floor and the Price Ceiling, then the maximum aggregate number of shares issuable to the Seller, inclusive of Holdback Shares released to Seller from the Escrow Account, on the Release Date shall be the number of shares determined by dividing $3,000,000 by the Twenty Day VWAP. The “Price Floor” shall be calculated by subtracting from the Closing Price the difference between the Price Ceiling and the Closing Price.

(b) Notwithstanding the foregoing, in the event that the calculation set forth in the second sentence of this Section 3.4 would otherwise require Seller to forego receipt from the Escrow Account of any Holdback Shares, Seller shall have the option of satisfying such obligation in whole or in part through payment to Purchaser of cash in an aggregate amount equal to the aggregate number of Holdback Shares required to be foregone multiplied by the lesser of (i) the Twenty-Day VWAP; or (ii) the Price Ceiling. Seller may exercise the foregoing option by written notice to Purchaser on or before the Release Date, with such cash payment to be received by Purchaser by wire transfer of immediately available funds within five (5) business days thereafter.

(c) In each of the foregoing cases, the aggregate number of shares of Common Stock issued to Seller from the Escrow Account on the Release Date shall be reduced by the Holdback Obligation, if any.

(d) Purchaser covenants and agrees to (i) take such actions as may be necessary or appropriate to ensure that it has at all times sufficient authorized but unissued shares of its Common Stock to be able to make any additional issuance of Purchase Shares to Seller that may be necessitated by an adjustment under clauses (ii) or (iii) of paragraph (a), and (ii) that any such additional issuance of Purchase Shares to Seller by virtue of an adjustment set forth in clauses (ii) or (iii) of paragraph (a) will occur on the Release Date.

ARTICLE IV
THE CLOSING

4.1 The Closing. The transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 1050 Connecticut Avenue, NW, Suite 1100, Washington, D.C. 20036 on a date specified by the parties hereto, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) or at such other date or place as the parties may agree (the “Closing Date”).

4.2 Closing Deliveries.

(a) At the Closing, Seller shall deliver to Purchaser:

(i) The Bill of Sale, attached as Exhibit C hereto;

(ii) The Assignment and Assumption Agreement relating to the Assumed Obligations and the Assumed Liabilities, attached as Exhibit D hereto;

(iii) Minutes of Meetings or Actions by Written Consent of the Stockholders and Board of Directors of Seller authorizing the execution of this Agreement and the other agreements and documents necessary or desirable in connection therewith and the consummation of the transactions contemplated hereby;

(iv) Incumbency Certificate;

(v) Executed Amendment to Articles of Incorporation in form suitable for filing evidencing the change of the name of Seller’s corporation from “Smart Systems International”;

(vi) The Noncompetition and Nonsolicitation Agreement by and between Purchaser and the Seller, attached as Exhibit E hereto;

(vii) The Master Escrow Agreement;

(viii) The Registration Rights Agreement by and between Purchaser and the Seller, attached as Exhibit F hereto;

(ix) Third party consents and consents from Governmental Entities the failure of which to obtain would be reasonably expected to result in a Material Adverse Change;

(x) The Seller Certificate;

(xi) Evidence reasonably satisfactory to Purchaser that all Liens against the Purchased Assets have been released, or will be released as of the Closing, other than obligations under capital leases, and Liens securing such obligations, which are included in the Purchased Assets or are included in the Assumed Liabilities;

(xii) All books and records of Seller other than any books and records included in the Excluded Assets; provided that, Purchaser shall maintain such books and records for a period of six (6) years following the Closing Date throughout which period Seller and its Representatives shall be afforded free and full access to tax and accounting records of the Business relating to periods prior to the Closing Date and shall be permitted to make extracts from and copies of such records;

(xiii) All other documents necessary to vest title to, and ownership of, the Purchased Assets in Purchaser or effectuate the transactions contemplated by this Agreement, in a form reasonably satisfactory to Purchaser.

(b) At the Closing, Purchaser shall deliver to Seller:

(i) (A) the Cash Consideration by wire transfer of immediately available funds to, or for the account of, Seller in accordance with Seller’s written instructions provided to Purchaser not less than 3 Business Days prior to the Closing; and (B) the Stock Consideration, less the Holdback Shares, which shall be distributed pursuant to the terms of the Master Escrow Agreement.

(ii) The Purchaser Certificate;

(iii) The Assignment and Assumption Agreement;

(iv) Incumbency Certificate;

(v) The Master Escrow Agreement; and

(vi) The Registration Rights Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed on the Disclosure Schedule, Seller hereby represents and warrants to Purchaser that each of the representations, warranties and statements contained in the following sections of this Article V is true and correct.

5.1 Organization and Standing. Seller: (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada; (b) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 5.1 of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. Seller has made available to Purchaser complete and correct copies of its Constitutive Documents, as amended, to date. Seller is not in violation of any of the provisions of its articles of incorporation or bylaws.

5.2 Power and Authority; Binding Agreement. Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

5.3 Noncontravention.

(a) Other than as set forth in Section 5.3(a) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by Seller with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the Purchased Assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents; (ii) any Material Contract to which Seller is a party or bound by or the Purchased Assets are bound by or subject to; or (iii) any (A) Law, or (B) Judgment, in each case, applicable to Seller, its properties or assets other than in the cases of (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, entitlements, losses or Liens that have not given rise to, or would not reasonably be anticipated to give rise to, an event constituting a Material Adverse Change.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby or the compliance by Seller with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Seller to perform its obligations under this Agreement and will not result in a Material Adverse Change.

5.4 Compliance with Laws. Seller is and has been, in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations other than where any noncompliance has not given rise to, and would not reasonably be anticipated to give rise to, an event constituting a Material Adverse Change. Seller has not received a written notice or other written communication (or, to the Knowledge of Seller, any oral notice or other communication) that is currently pending alleging a possible violation by Seller of any applicable Law or Judgment of any Governmental Entity applicable to Seller’s businesses or operations.

5.5 Permits. Seller validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all material Permits necessary for it to own, lease or operate its properties and assets and to carry on its businesses as now conducted. Seller is in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. To Seller’s Knowledge, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or the execution and delivery of this Agreement. No proceeding is pending or, to Seller’s Knowledge, threatened seeking the revocation or limitation of any Permit. Section 5.5 of the Disclosure Schedule lists each Permit of a material nature issued or granted to or held by Seller. All of the Permits listed on Section 5.5 of the Disclosure Schedule are held in the name of Seller, and none are held in the name of any Seller employee or agent or otherwise on behalf of Seller.

5.6 Financial Statements.

(a) Section 5.6(a) of the Disclosure Schedule sets forth the unaudited balance sheet of Seller as of December 31, 2006 (the “Most Recent Balance Sheet”), December 31, 2005 and December 31, 2004, together with the related unaudited statements of income for the twelve months ended December 31, 2006, December 31, 2005 and December 31, 2004 (collectively, the “Financial Statements”). The Financial Statements: (i) are consistent with the books and records of Seller; (ii) have been prepared in accordance with GAAP; (iii) present fairly the financial condition and results of operations of Seller as of the respective dates thereof and for the periods referred to therein in all material respects, except, with respect to clauses (i), (ii) and (iii) above, for normal year-end audit adjustments and for the absence of footnote disclosure.

(b) All accounts receivable of Seller, whether reflected on the Most Recent Balance Sheet or otherwise, are current and arose from valid transactions in the Ordinary Course of Business. Seller has received no notice and Seller has no Knowledge that any of Seller’s accounts receivable will not be collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

(c) All accounts payable of Seller, whether reflected on the Most Recent Balance Sheet or otherwise, are current and arose from valid transactions in the Ordinary Course of Business.

5.7 Absence of Changes or Events. Except as set forth in Section 5.7 of the Disclosure Schedule, since December 31, 2006:

(a) Seller has conducted its business only in the Ordinary Course of Business;

(b) there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change;

(c) Seller has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Seller;

(d) Seller has not changed in any material respect any of the accounting policies or methods used by it;

(e) Seller has not incurred loss of, or significant injury to, any of its assets or the Purchased Assets whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;

(f) Seller has not mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets or the Purchased Assets;

(g) Seller has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(h) Seller has not canceled any debts or claims;

(i) Seller has not reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business and none of which, individually or in the aggregate, would result in a Material Adverse Change;

(j) Seller has not made, or committed to make, any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate; and

(k) Seller has not made any agreement to do any of the foregoing, other than negotiations with Purchaser and its Representatives regarding the transactions contemplated by this Agreement.

5.8 Undisclosed Liabilities. Seller does not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except: (i) liabilities, obligations or commitments which are appropriately reflected or reserved against in the Most Recent Balance Sheet; (ii) liabilities, obligations or commitments which have been incurred in the Ordinary Course of Business and consistent with past practice since the Most Recent Balance Sheet Date; (iii) liabilities, obligations or commitments disclosed in the Disclosure Schedule; and (iv) express performance obligations under the contracts, agreements and standard product warranty of Seller.

5.9 Assets other than Real Property.

(a) Section 5.9(a) of the Disclosure Schedule sets forth a list of each tangible personal property asset owned or leased by Seller and that is material to the Business, specifying for each asset whether such asset is owned or leased. Seller is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all personal property (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except inventory that has been sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth in Section 5.9(b) of the Disclosure Schedule, all material tangible personal property of Seller is located at the offices of Seller at 3271 S. Highland Drive, Las Vegas, Nevada. Except as set forth in Section 5.9(b) of the Disclosure Schedule, all material personal property of Seller is free from material defects Known to Seller and is in good working order. All material tangible leased personal property of Seller is in good working order, ordinary wear and tear excepted.

5.10 Real Property. Section 5.10 of the Disclosure Schedule lists all real property and interests in real property leased by or to Seller (each, a “Leased Property”). Seller has delivered or made available to Purchaser complete and accurate copies of all such leases, including any subleases, and any operating agreements relating thereto. With respect to each Leased Property, except as set forth in Section 5.10 of the Disclosure Schedule: (i) Seller has good and valid title to the leasehold estate relating thereto, free and clear of all Liens (other than Permitted Liens and Liens which would not reasonably be expected to materially impair the current uses or the occupancy by Seller of such Leased Property), leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than those identified in the leases and operating agreements provided to Purchaser; (ii) the lease relating to such Leased Property is in writing and is a valid and binding obligation of Seller, in full force and effect; (iii) the lease relating to such Leased Property will, immediately following the Closing Date and upon the receipt of any applicable consent of the lessor, continue to be valid and binding obligation of Seller, in full force and effect; (iv) Seller is not and, to the Knowledge of the Seller, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease; (v) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities in the manner currently used by Seller; (vi) all rents due on the lease relating to such Leased Property have been paid; (vii) the current use by Seller of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect; and (viii) all necessary third party consents, approvals, filings and registrations required to be obtained by Seller with respect to such leases in connection with the transactions contemplated by this Agreement or otherwise, have been made or obtained or will be obtained prior to the Closing, other than where the failure to make or obtain such consent, approval, filing or registration would not be reasonably expected to result in a Material Adverse Change.

5.11 Contracts.

(a) Section 5.11(a) of the Disclosure Schedule lists the following Contracts to which Seller is a party or is bound by (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i) employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any Seller employee;

(ii) Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products or services by Seller;

(iii) Contract containing any “non-solicitation” or “no-hire” provision that restricts Seller in any manner;

(iv) Contract containing any provision that purports to apply to or restrict Seller from engaging in any line of business anywhere in the world;

(v) Contract with or involving the Seller’s stockholders or any Affiliate of Seller’s stockholders other than Seller to the extent that any such Contract will constitute an Assumed Obligation;

(vi) lease, sublease or similar Contract with any Person under which Seller is a lessor or sublessor of, or makes available for use to any Person, (A) any Leased Property, or (B) any portion of any premises otherwise occupied by Seller;

(vii) lease or similar Contract with any Person under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any Contracts that individually do not involve the payment by or to Seller of more than $50,000 in any twelve-month period and in the aggregate do not involve the payment by or to Seller of more than $100,000 in any twelve-month period), or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Seller;

(viii) Contract for the purchase or sale of products or the furnishing or receipt of services: (A) calling for performance over a period of more than one (1) year; (B) requiring or otherwise involving payment by or to Seller of more than $50,000 in any twelve-month period (or, together with all other Contracts of such type not otherwise required to be listed under this Section 5.11(a)(viii), more than $100,000 in the aggregate in any twelve-month period); (C) in which Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory; or (D) in which Seller has agreed to purchase or sell a minimum quantity of goods or services or has agreed to purchase or sell goods or services exclusively from a certain party;

(ix) Contract for the disposition of any assets or business of Seller other than sales of inventory in the Ordinary Course of Business, or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person other than the purchase of inventory in the Ordinary Course of Business;

(x) Contract for any joint venture or partnership;

(xi) Contract granting a third party any license to any Seller Intellectual Property, or pursuant to which Seller has been granted by a third party any license to any Intellectual Property other than “off the shelf” or other standard widely commercially available software products, or any other license, option or other Contract relating in whole or in part to Seller Intellectual Property or the Intellectual Property of any other Person;

(xii) Contract (other than trade debt incurred in the Ordinary Course of Business) under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xiii) Contract (including so called “take or pay” or “keep well” agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Seller, or (B) Seller has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiv) Contract (other than trade debt incurred in the Ordinary Course of Business) under which Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xv) mortgage or other Lien upon any Leased Property, other than Permitted Liens and Liens which would not materially impair the current uses or the occupancy by Seller of such Leased Property;

(xvi) Contract providing for indemnification of any Person by Seller other than any agreement of indemnification entered into in connection with the sale or license of software products in the Ordinary Course of Business;

(xvii) Contract providing that Seller or any current Seller employee maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to Seller or the Business;

(xviii) Contract involving a research or development collaboration or similar arrangement;

(xix) Contract granting any third party a security interest in any of the Seller’s assets;

(xx) Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Seller; and

(xxi) Contract not entered into in the Ordinary Course of Business and requiring a payment of greater than $50,000 in any twelve-month period and not otherwise disclosed under items (i) through (xx) above.

(b) Except as set forth in Section 5.11(b) of the Disclosure Schedule, each Contract is in full force and effect, and is valid and binding upon Seller and, to Seller’s Knowledge, any other party thereto.. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been delivered or made available to Purchaser. Except as set forth in Section 5.11(b) of the Disclosure Schedule, there is no material default, material violation or material breach under any Contract by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default, material violation or material breach thereunder by Seller or, to the Knowledge of Seller, any other party thereto, except to the extent such default, violation or breach would not individually or in the aggregate cause a Material Adverse Change. Except as set forth in Section 5.11(b) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Contracts) under or relating to any Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby the failure to give or obtain which would cause a Material Adverse Change.

5.12 Intellectual Property.

(a) Section 5.12(a) of the Disclosure Schedule sets forth a true and complete list of all Seller Intellectual Property as defined in parts (i) through (vi) of the definition of Intellectual Property and a true and accurate description or summary of the Intellectual Property as defined in parts (vii) through (viii ) of such definition.

(b) Except as set forth in Section 5.12(b) of the Disclosure Schedule, Seller owns or has valid licenses to use, on an exclusive basis, free and clear of all Liens or any other claims, including, without limitation, any claim of ownership or other right by any inventor on any Patent (other than Patents licensed from such inventor), all Seller Intellectual Property that is material to Seller or the operation of the Business as currently conducted or as expected to be conducted in the future. Seller has received no claims or demands by any other Person pertaining to any Seller Intellectual Property, and no proceedings have been instituted, or are pending or, to the Knowledge of Seller, threatened, which challenge the rights of Seller in respect thereof.

(c) Except as set forth in Section 5.12(c) of the Disclosure Schedule, all Seller Intellectual Property, other than that which is licensed to Seller and other than Seller Intellectual Property under development, has been properly assigned to Seller.

(d) Except as set forth in Section 5.12(d) of the Disclosure Schedule, Seller does not pay or receive any royalty to or from anyone with respect to any Seller Intellectual Property, nor has Seller licensed anyone to use any Seller Intellectual Property.

(e) Except as set forth in Section 5.12(e) of the Disclosure Schedule, all rights of Seller in and to Seller Intellectual Property will be unaffected by the transactions contemplated hereby. Except as set forth in Section 5.12(e) of the Disclosure Schedule, Seller has not given or received any written (or, to Seller’s Knowledge, other) notice of any pending conflict with, or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Seller Intellectual Property.

(f) Except as set forth in Section 5.12(f) of the Disclosure Schedule, Seller is not subject to any Judgment with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the use of, any Seller Intellectual Property. To the Knowledge of Seller, no Seller Intellectual Property, and no services or products sold or contemplated for sale by Seller, conflicts with or infringes upon any Issued Patent of any third party, Seller is not infringing any Issued Patent owned by any third party and none of the activities presently being conducted by Seller is infringing the Issued Patent rights of any third party.

(g) Except as set forth in Section 5.12(g) of the Disclosure Schedule, Seller has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted in writing (or, to Seller’s Knowledge, other than in writing) by any Person with respect to the validity or enforceability of, or Seller’s ownership of or right to use, the Seller Intellectual Property.

(h) Seller has the right to use, without infringing, on the rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information or trade secrets, domain names and print and electronic publications used in connection with Seller’s business as presently conducted.

(i) Seller has obtained work-for-hire agreements and intellectual property assignments from all Seller employees and contractors of Seller necessary to establish and preserve, for the benefit of Seller, any Seller Intellectual Property and exercises reasonable care with respect to the dissemination of any Seller Intellectual Property.

(j) To the Knowledge of Seller, no third party has infringed upon or misappropriated any Seller Intellectual Property.

(k) No written or oral, formal or informal notice of any proceeding charging Seller with infringement of any intellectual property rights of any other Person has been received by Seller and, to the Knowledge of Seller, no such proceeding is threatened. To the Knowledge of Seller, Seller is not making any unauthorized use of any confidential information or trade secrets of any Person, including, without limitation, any customer of Seller, or any Seller employee.

5.13 Litigation. Except as set forth in Section 5.13 of the Disclosure Schedule, there is no Legal Proceeding that is pending or to the Knowledge of Seller threatened against Seller. Seller is not operating under and is not subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge. There are no unsatisfied Judgments outstanding against Seller.

5.14 Taxes.

(a) All Tax Returns required to be filed by, or including, Seller have been timely filed and all Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid. Except as set forth in Section 5.14(a) of the Disclosure Schedule, no Tax Return of Seller, or that includes Seller, is required to be filed on or before the date that is ninety (90) days after the Closing. Seller and any Person that files Tax Returns with Seller are not delinquent in the payment of any assessment or governmental charge with respect to such Tax Returns.

(b) All Tax Returns filed by, or including, Seller are true, correct and complete in all material respects. The assets, deferred Tax amounts, Tax charges, Tax accruals and reserves for all Taxes with respect to Seller reflected on the Most Recent Balance Sheet are adequate to represent fully realizable tax assets and to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date hereof. The Tax Returns of Seller or any Person that files Tax Returns with Seller have never been examined by the IRS or any other Taxing authority and neither Seller nor any Person that files Tax Returns with Seller is the subject of any Tax audit (including notification or upcoming Tax audit) with respect to such Tax Returns nor has any Governmental Entity conducted an investigation or audit of, or any claim or proceeding in respect of, Seller in respect of Taxes within the past four (4) years and, to Seller’s Knowledge, no such audits, claims or proceedings are threatened. No Liens for Taxes have been filed against Seller or any Person that files Tax Returns with Seller.

(c) Section 5.14(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed or required to be filed with respect to Seller for the last four (4) fiscal years for which Tax Returns have been filed, including all Tax Returns filed on a consolidated, combined or unitary basis, along with a list of entities whose activities are included in such filings. There are no actions, suits, proceedings, audits, investigations or claims now pending or, to Seller’s Knowledge, proposed against Seller, or any Person that files Tax Returns with Seller, concerning the Tax liability of Seller.

(d) Except as set forth in Section 5.14(d) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to Seller, and Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. Except as set forth in Section 5.14(d) of the Disclosure Schedule, Seller has not, within the last seven (7) years, paid or become liable to pay any material penalty, fine, surcharge or interest relating to Tax. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Seller (other than for Taxes not yet due and payable).

(e) Seller has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee related Taxes).

(f) Seller is not a party to any Contract that is an Assumed Obligation or an Assumed Liability and that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

(g) Seller will not be required to recognize for income Tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

(h) Since Seller’s formation, Seller has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax free treatment under Section 355(a) of the Code.

(i) Seller is not, and has never been, a real property holding company within the meaning of Section 897 of the Code.

(j) No claim has ever been made in writing (or, to the Knowledge of Seller, other than in writing) that is currently pending by an authority in a jurisdiction where Seller, or any Person that files Tax Returns with Seller, does not file Tax Returns that Seller or such Person is or may be subject to Tax in that jurisdiction.

(k) Seller is not a party to any Tax allocation, indemnity or sharing Contract.

(l) Seller does not have any liability for Taxes of any Person (i) under Treasury Regulation Section 1.1502-6, (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise. Seller has not been a member of an “affiliated group” (as that term is defined in the Code). Seller is not now, nor during the last four (4) years has it been a party to or bound by any Contract, agreement, governing document or other arrangement (whether or not written and including any arrangement required or permitted by Law) which (i) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction, or any other Tax credit or Tax attribute (including deductions and credits relating to alternative minimum Taxes), (ii) requires or permits the transfer or assignment of income, revenues, receipts or gains, or (iii) grants any power of attorney with respect to any matter relating to Taxes.

(m) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) Section 5.14(n) of the Disclosure Schedule sets forth: (i) a list of all jurisdictions (whether foreign or domestic) to which any Tax is or has been properly payable by or with respect to Seller during the past four (4) years; (ii) all rulings or determinations obtained by or with respect to Seller from any Governmental Entity responsible for the imposition of any Tax; (iii) all Tax Returns of Seller for periods ending after December 31, 2003 and all other Tax Returns with respect to which the applicable period for assessment under applicable Laws, after giving effect to extensions or waivers, has not expired; (iv) all material items of income, gain, deduction or loss, or similar items, whether or not recognized or incurred, resulting from any intercompany transaction to which Seller is party; (v) a list of all pending Tax audits or inquiries; and (vi) any Tax reserves included in the “Deferred Taxes” or similar line item in any balance sheets of Seller included in the Financial Statements, separately identified and itemized by dollar amount.

(o) Seller’s inventory and receivables are accurately valued for Tax purposes in all material respects.

(p) Seller has not participated in or cooperated with any international boycott within the meaning of Section 999 of the Code or been requested to do so in connection with any transaction or proposed transaction.

(q) Section 5.14(q) of the Disclosure Schedule lists all Tax abatement, Tax reduction, or similar agreements or programs to which Seller is a party.

(r) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(s) Except as set forth in Section 5.14(s) of the Disclosure Schedule, Seller has not agreed nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in method of accounting or otherwise that will affect the liability of Seller for Taxes.

(t) Except as set forth in Section 5.14(t) of the Disclosure Schedule, Seller has not (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulations Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or foreign Tax law), or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision for state, local or foreign Tax law).

(u) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

5.15 Insurance. The insurance policies owned and maintained by Seller and the coverage amounts thereunder are listed on Section 5.15 of the Disclosure Schedule. The insurance policies maintained by Seller comply with any requirements to maintain insurance set forth in any contract or agreement to which Seller is a party. Except as set forth on Section 5.15 of the Disclosure Schedule, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. To the Knowledge of Seller, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy.

5.16 Warranty and Product Liability Matters.

(a) Section 5.16 of the Disclosure Schedule sets forth (i) a list of all product liability claims (excluding warranty claims) made against Seller since January 1, 2003; and (ii) a summary of warranty claims made against Seller, together with the annual cost associated with such warranty claims, for each of the two (2) most recent full fiscal years.

(b) Seller’s products have no known design or manufacturing defects which individually or in the aggregate would result in a Material Adverse Change to Seller, the Business or the Purchased Assets, and such products in all material respects comply with, and meet the current standards of, federal, state, local and foreign codes, laws, regulations and statutes dealing with such products. Other than as set forth in Section 5.16(b) of the Disclosure Schedule, no claims of product liability, whether in the nature of strict liability or negligence claims (but excluding product warranty claims), in respect of Seller’s products or services are pending or, to Seller’s Knowledge, threatened.

(c) Seller has used commercially reasonable efforts to limit Seller’s liability for warranty and product liability claims.

5.17 Benefit Plans.

(a) Section 5.17(a) of the Disclosure Schedule contains a list of all Benefit Plans, with a description of any Benefit Plans not in writing, maintained or contributed to by Seller or any ERISA Affiliate. Seller has delivered or made available to Purchaser true and complete copies of each Benefit Plan (including amendments since the most recent restatement). To the extent applicable to Seller’s Benefit Plans, Seller has also made available to Purchasesr true and complete copies of each (i) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for the preceding plan year; (ii) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description; (iii) all personnel, payroll and employment manuals and policies; (iv) each trust agreement, recordkeeping or other third party agreement and group annuity Contract relating to any Benefit Plan; (v) all notices that were given by Seller or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any Governmental Entity relating to a Benefit Plan; and (vi) all notices that were given by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity to Seller relating to any Benefit Plan.

(b) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to, ERISA and the Code.

(c) Seller has no Pension Plans.

(d) No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(e) Seller has never established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any “welfare benefits fund” described in Section 419(e) of the Code.

(f) Except as set forth in Section 5.17(f) of the Disclosure Schedule, Seller has not offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by Seller, except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(g) Except as set forth on Section 5.17(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will give rise to any limitation on the ability of Seller to amend or terminate any Benefit Plan.

(h) Except as set forth on Section 5.17(h), Seller does not have any Benefit Plan in which non-United States employees participate and is not required to maintain any such plan.

(i) Since Seller’s formation, no Person is or has been an ERISA Affiliate.

(j) Seller has never been subject to the jurisdiction of the WARN Act.

(k) To the Knowledge of Seller, Seller has not engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(l) Each Benefit Plan maintained by Seller may be unilaterally amended or terminated by Seller (with respect to Seller employees), without material liability or penalty, subject to the vested rights of existing participants under the Benefit Plans (with respect to Seller employees).

(m) Seller does not have any Benefit Plan or any other agreement or arrangement under which Seller has any liability under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable Treasury guidance thereunder (the “409A Plans”) which does not comply with the requirements of Section 409A of the Code. None of the 409A Plans has been materially modified within the meaning of Notice 2005-1 and each 409A Plan has been operated in good faith compliance with the provisions of Section 409A of the Code and the Internal Revenue Service Notice 2005-1 during calendar year 2005.

(n) All contributions to, and any payments from, each Benefit Plan that may have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the laws of the jurisdiction that govern such Benefit Plan, through the date hereof have been made in a timely manner. There are no unfunded benefit obligations under any Benefit Plan which have not been accounted for by reserves, or otherwise fully accrued on the Most Recent Balance Sheet.

(o) There is not now, and there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of Seller under ERISA or the Code.

(p) There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of Seller following the Closing. Without limiting the generality of the foregoing, Seller has not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.

(q) There are no pending or to Seller’s Knowledge threatened claims (other than routine claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries of the Benefit Plans with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability of Seller.

(r) Section 5.17(r) of the Disclosure Schedule contains a description, as of the date hereof, of the severance benefits that each of the employees of Seller immediatley prior to the Closing are eligible to receive, including the amount payable to each such employee, under the severance arrangement described therein.

(s) Seller is not a party to any oral or written agreement with any Seller employee (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, or (ii) providing any term of employment or compensation guarantee.

(t) There has been no amendment to, written interpretation of or announcement of Seller relating to, or change in employee participation or coverage under, any Benefit Plan that would result in a material increase in the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of Seller ended prior to the date hereof. Seller has no plan or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan that would affect any employee or terminated employee of Seller.

5.18 Employee and Labor Matters.

(a) Seller’s employees are not members of any union. There are no pending (or, to the Knowledge of Seller), any basis for any charges against Seller or any current or former Seller employees (based on conduct relating to their employment by Seller) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices nor does any basis exist therefor. Seller has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of Seller and, to the Knowledge of Seller, no such investigation is in progress.

(b) Seller has complied in all material respects with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws. Seller has complied in all material respects with all laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.

(c) There is no labor strike, slowdown, stoppage or lockout actually pending or to Seller’s Knowledge, threatened against Seller. Seller is not a party to any collective bargaining or other similar labor Contracts with respect to any Seller employee and there is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to Seller employee. No labor union has been certified by the National Labor Relations Board as bargaining agent for any Seller employee. Seller has not experienced a material work stoppage or other material labor difficulty during the two-year period ended on the date hereof.

(d) To the Knowledge of Seller, no activity of any employee of Seller as or while an employee of Seller has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or the violation of which resulted or could be reasonably expected to result, in a Material Adverse Change.

(e) Section 5.18(e) of the Disclosure Schedule contains a true and complete list of the names, positions and current rates of compensation of all officers, directors and employees of Seller, as of the date hereof, showing each such person’s name, positions, and annualized remuneration for the current fiscal year.

(f) As of the date hereof, Seller has not been notified in writing by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with Seller, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of Seller or its assets.

(g) Seller has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination of any kind or nature, including, but not limited to, on the basis of race, color, national origin, sex, religion, age, marital status, sexual orientation, current or former military service or physical or mental disability in its employment conditions or practices that would result in any material liability to Seller.

5.19 Environmental Matters.

(a) Seller is and has been in compliance in all material respects with all applicable Environmental Laws. No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly operated or leased by Seller is or was contaminated with any Hazardous Material in violation of Environmental Laws as a result of any act or omission of Seller or its employees or agents or, to the Knowledge of Seller, any other Person. To Seller’s Knowledge, there are no conditions existing on the property currently leased by Seller that would reasonably be expected to give rise to any material violation of any Environmental Law by Seller or result in any material liability under any Environmental Law to Seller. Seller has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws.

(b) Seller has received no notice of any pending, or to its Knowledge threatened, and to the Knowledge of Seller, there is no basis for any action, demand, claim, notice of noncompliance, suit, investigation, inquiry or proceeding relating to any liability under any Environmental Law, including but not limited to any liability arising from or relating to the presence, generation, manufacture, receipt, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. Seller is not subject to any order, decree or injunction of any Governmental Entity and is not a party to any indemnity agreement or other Contract with any third party relating to liability under any Environmental Law other than the lease for the Leased Property. To the Knowledge of Seller, there are no circumstances involving activities and operations conducted by Seller that would result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property under any Environmental Law. Copies of all environmental reports, studies, assessments, sampling data and other written documentation in the possession of Seller relating to Seller’s compliance with Environmental Laws have been made available to Purchaser.

(c) Seller has received no notice that it has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (a) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (b) is subject to or the source of a claim, an administrative order or other request to take “removal,” “remedial,” “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site. To the Knowledge of Seller, any violation of any Environmental Law caused by the prior ownership, possession or use of any third party of any property currently owned, leased or used by Seller that required remediation pursuant to the order or directive of any Governmental Entity, has been remediated to the satisfaction of such Governmental Entity.

5.20 Transactions with Affiliates. Except as set forth in Section 5.20 of the Disclosure Schedule, no Affiliate of Seller: (i) owns or has any interest in any of the Purchased Assets; (ii) has any claim or cause of action against Seller; or (iii) owes any money to, or is owed any money by, Seller.

5.21 Effect of Transaction. Except as set forth in Section 5.21 of the Disclosure Schedule, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with Seller has informed Seller in writing (or, to the Knowledge of Seller, other than in writing) and Seller has no Knowledge that such Person intends to change such relationship (in part or in whole) because of the consummation of the transactions contemplated by this Agreement.

5.22 Brokers. Except as set forth in Section 5.22 of the Disclosure Schedule, Seller has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

5.23 Disclosure. None of the representations or warranties made by Seller herein or in the Disclosure Schedule, or any certificate or schedule furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

5.24 Certain Business Practices. Neither Seller nor any managers, members, agents or employees of Seller, has: (i) used any funds of Seller for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment with Seller’s funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; or (iii) made any payment with Seller’s funds in the nature of criminal bribery.

5.25 Ownership and Condition of Assets. Except as set forth in Section 5.25 of the Disclosure Schedule, Seller is the sole and exclusive legal and equitable owner of, and has good and marketable title to, or a valid leasehold interest in, the Purchased Assets and such Purchased Assets are free and clear of all Liens (other than the Permitted Liens). Except as set forth in Section 5.25 of the Disclosure Schedule, no Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of Seller’s assets other than in the Ordinary Course of Business. Any assets material to the business of Seller that are not owned by Seller or utilized by Seller pursuant to a lease, license or other agreement are set forth in Section 5.25 of the Disclosure Schedule.

5.26 Customers. Section 5.26 of the Disclosure Schedule sets forth for the year ended December 31, 2006, the ten (10) largest customers of Seller by revenue generated. Seller has received no notice that any of the customers set forth on Section 5.26 of the Disclosure Schedule intend to terminate, materially reduce or otherwise materially adversely modify its relationship with Seller; provided that nothing in this representation shall be deemed a warranty of the existence, magnitude or timing of any future purchases by any customer of Seller or of any customer’s business plans insofar as they may or may not involve Seller’s products or services, nor shall this representation apply to any fluctuations in ordering.

5.27 Compliance with United States Export Control and Antiboycott Laws. In each case solely as it relates to the Purchased Assets:

(a) Seller has at all times been in compliance with the requirements under any Law relating to export control and trade embargoes. No product sold or service provided by Seller during the past five (5) years has been, directly or indirectly, sold to or performed on behalf of any person listed on the Office of Foreign Assets Control Specially Designated Nationals List or similar list or any country that is the subject of an embargo or sanction by any Governmental Entity.

  (b) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that may be penalized under Section 999 of the Code. During the past five (5) years, Seller has not been a party to, been a beneficiary under or performed any service or sold any products to customers in any country that engages in restricted trade practices or boycotts prohibited by any Law.

5.28 Investment Representations. Seller understands that the Purchase Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Seller is acquiring the Purchase Shares for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a resale or distribution of the Shares. Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Purchase Shares by Seller. Seller will not sell or otherwise dispose of any shares of capital stock of Purchaser without registration under the Securities Act and under any applicable state or other jurisdiction’s respective securities laws, or an exemption therefrom.

5.29 Representations. Except for the representations and warranties of the Company expressly set forth in this Article V, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller in respect of the Business, Seller, its assets and liabilities or otherwise (including those referred to in the uniform commercial code or in any statute or rule of law that can be limited or waived and would otherwise be applicable to real property). In any event, except as expressly set forth in this Article V, Seller makes no warranty of merchantability, suitability, fitness for a particular purpose, or quality, with respect to any of the tangible assets of the company or subsidiary, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows, as of the Closing Date:

6.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. Purchaser has all requisite corporate power and authority to own its properties and carry on its business as being now conducted and as contemplated by this Agreement.

6.2 Power and Authority; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6.3 Noncontravention.

(a) The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Purchaser with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Purchaser under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) Purchaser’s Certificate of Incorporation or Bylaws, (ii) any Contract material to Purchaser’s business to which Purchaser is a party or bound by, (iii) any Law or Judgment, with respect to Purchaser’s properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not likely to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated by this Agreement or the compliance by Purchaser with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

6.4 Brokers. Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which Seller could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.5 Consents. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Entity is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the compliance by the Purchaser with any of the provisions hereof.

6.6 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, (a) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby, or (b) to which Purchaser is or would be a party which, if determined adversely to Purchaser, could result in a material adverse change in Purchaser’s business, financial condition or results of operations.

6.7 Issuance of the Securities. The Purchase Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws and shall not be subject to preemptive or similar rights of stockholders. Assuming the accuracy of the representations and warranties of Seller, the Purchase Shares will be issued in compliance with all applicable federal and state securities laws.

6.8 Reports; Accuracy of Information . Purchaser has previously delivered or made available to Seller true and complete copies of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (b) its Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2006, and (c) its Definitive Proxy Statement on Schedule 14A as filed on November 3, 2006, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, such reports and proxy statement (collectively, the "Public Filings") (i) complied with all applicable provisions, rules and regulations of federal securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which such statements were made, not misleading.

6.9 No Material Adverse Change . Since the date of the balance sheet included in Purchaser’s most recently filed report on Form 10-Q, Purchaser has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Purchaser; (b) any amendment or change in the certificate of incorporation or bylaws of Purchaser, or any proposal to so amend; (c) any damage to, destruction of or loss of any assets of Purchaser (whether or not covered by insurance) that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the financial condition or business of Purchaser; or (d) any sale of a material amount of property of Purchaser, except in the ordinary course of business.

ARTICLE VII
CERTAIN COVENANTS

7.1 Conduct of the Company. From the date of this Agreement until the Closing, Seller shall:

(a) conduct and operate its business in the Ordinary Course of Business;

(b) use commercially reasonable efforts to (i) preserve its business organization intact, (ii) maintain the services of its present officers and key employees, and (iii) maintain existing relationships and the goodwill of its suppliers, customers, lessors, creditors and others with whom it has business relations; and

(c) use commercially reasonable efforts to conduct its business so that at the Closing (i) each representation or warranty of Seller that is qualified as to materiality or a Material Adverse Change shall be true and correct, and that is not so qualified shall be true and correct in all material respects, (ii) no covenant or agreement of Seller will be materially breached, and (iii) no condition of the Agreement will remain materially unfulfilled by reason of the actions or omissions of Seller.

7.2 Prohibited Actions. Unless otherwise provided for herein or previously approved in writing by Purchaser, from the date hereof until the Closing Seller will not:

(a) make or authorize any capital commitment, capital expenditure or capital lease which is in excess of $10,000 individually or $50,000 in the aggregate;

(b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than (i) as may be necessary or appropriate to comply with Code Section 368(a)(1)(C) and the rules and regulations promulgated thereunder, and (ii) to the extent that such adoption or consummation would not cause Seller to be unable to fulfill its obligations hereunder;

(c) take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable), except for changes required by GAAP;

(d) to the extent that it could reasonably be expected to have a materially adverse effect on any Purchased Asset or Assumed Obligation or Seller’s ability to perform its obligations hereunder, enter into or agree to enter into any employment agreement or increase the compensation or benefits payable or to become payable to its directors, officers or employees (other than in the Ordinary Course of Business and which agreements or increases do not exceed 5% of total payroll expense in the aggregate), grant any severance, retention or termination pay to, or enter into any severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that the Company may make any amendments to Benefit Plans existing on the date hereof to the extent necessary to maintain their compliance with applicable laws;

(e) acquire, including, without limitation, by merger, consolidation, acquisition of stock or assets or otherwise any equity interest in or any portion of the assets of, or by any other manner acquire any business or any Person or division thereof;

(f) sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property, except inventory in the Ordinary Course of Business or pursuant to existing contracts or commitments;

(g) enter into any Contract or other agreement that limits the ability of the Company to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(h) enter into any Material Contract other than in the Ordinary Course of Business, except as necessary to carry out Seller’s obligations hereunder;

(i) mortgage, pledge or subject to Liens, any of its property or assets, or agree to do so;

(j) make, rescind, or change any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability or audit, or file any material amended Tax Return;

(k) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of the Company Intellectual Property;

(l) fail to maintain in full force and effect insurance coverage substantially similar to the insurance coverage identified in Section 5.15 of the Disclosure Schedule;

(m) adopt any new Benefit Plan;

(n) settle any claims arising out of or in connection with any of the transactions contemplated by this Agreement; or

(o) announce an intention, agree or commit to do any of the foregoing.

7.3 Tax Matters.

(a) Seller shall file, within the time allowed by Law, all federal, state, local and foreign tax returns with the appropriate jurisdictions, for all applicable periods through the Closing Date, to include therein all information required to be contained therein relating to Seller for such period, and to pay all taxes, interest and penalties with respect to Seller for such period in a manner consistent with the nature of this transaction. Purchaser will be given reasonable opportunity to review such tax returns prior to their filing. In the event that a position taken by Seller in any such return could reasonably be expected to have a material adverse effect on Purchaser’s filing positions with the applicable taxing authority, then such return would also be subject to Purchaser’s prior approval, not to be unreasonably withheld.

(b) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated hereby shall be paid by Seller, and Seller and Purchaser shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. Purchaser and Seller will reasonably cooperate with each other to lawfully minimize any such Taxes.

7.4  No Shop.

(a) Neither Seller nor any of its stockholders shall, nor shall either of them authorize or permit any of their Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of Seller or its stockholders or any of their Affiliates to, (i) solicit, initiate, or intentionally encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of responding to, facilitating the making of, or take any other action for the purpose of responding to, facilitating any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby.

(b) For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the acquisition of Seller by any Person other than Purchaser or any proposal or offer to acquire in any manner, directly or indirectly, any of the equity securities, voting securities or assets of Seller, other than the transactions contemplated hereby.

(c) Seller will, and except as otherwise provided in this Agreement, will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Purchaser and its Representatives). Nothing in this Section 7.4 shall permit Seller to terminate this Agreement (except as expressly provided in Article X) or affect any other obligations of Seller under this Agreement.

7.5 Access. Upon reasonable notice, Seller shall afford Purchaser reasonable access at all reasonable times throughout the period prior to the Closing, to Seller’s properties, books, contracts and records, including Tax Returns filed and those in preparation and the right to consult with the officers, employees, accountants, counsel and other Representatives of Seller in order that Purchaser may have a reasonable opportunity to make such investigation as it shall deem necessary of the operations, properties, business, financial conditions and prospects of Seller. During such period, Seller shall furnish promptly to Purchaser all information concerning its business, properties and results of operations as may reasonably be requested by Purchaser. Similarly, Purchaser shall furnish promptly to Seller all information concerning the Business and make available such of Purchaser’s personnel formerly employed by Seller as may reasonably be requested by Seller in connection with the filing of Tax Returns by Seller, the winding up of Seller’s operations or defense of indemnification claims.

7.6 Name Use. Seller shall take, on or before ten (10) Business Days after the Closing Date, any and all actions necessary, including, without limitation, amending Seller’s articles of incorporation, to change Seller’s name to a name that does not include “Smart Systems International” or words similar to or susceptible to confusion with the words “Smart Systems International” or the name “Smart Systems International” or any combination or abbreviation thereof. Seller shall not use an entity name or otherwise identify itself, its business or any of its products or services so as to include the words “Smart Systems International” or any other of Seller’s trade names or any other name that has such a near resemblance thereto as would reasonably be likely to cause confusion or mistake to the public notwithstanding the foregoing.

7.7 Accounts Receivable. Any amounts received by Seller with respect to accounts receivable of Purchaser from the conduct of the Business following the Closing Date (and which accounts receivable shall be the property of Purchaser) shall be remitted by Seller to Purchaser within thirty (30) business days of receipt. The Seller shall retain any documentation of such payments. Nothing herein shall obligate Seller to segregate any such funds or establish or maintain a segregated account for such funds.

7.8 Confidentiality. Seller and each of its Affiliates shall ensure that all confidential and proprietary information concerning the Business which Seller, and each of its Affiliates, any of their respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Business or relating to the assets of Seller or any customer or supplier of Seller shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of Purchaser; provided, however, that the restrictions of this provision shall not apply: (i) as may otherwise be required by Law; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; or (iii) to the extent such information shall have otherwise become publicly available other than as the result of a breach by Seller or any of its Affiliates of their obligations under this Agreement. The restrictions of this Section 7.8 shall survive for a period of five (5) years following the Closing. At all times prior to the Closing, Purchaser and its Affiliates shall be similarly bound not to publish, disclose or make available confidential or proprietary information concerning the Business or the Purchased Assets without Seller’s prior written consent.

7.9 Publicity. No public announcement of this transaction shall be made without the express written consent of Purchaser. Seller will be given reasonable opportunity to review and comment on any proposed announcement of this transaction by Purchaser, provided that, (a) nothing herein shall restrict Purchaser’s right to make any public announcement that, in the opinion of Purchaser’s legal counsel, is required by applicable Law, in which case Purchaser shall use its best efforts to provide such announcement to Seller for review and comment as soon as practicable prior to its release, and (b) in no event will Seller be given less than two (2) business days to review any proposed disclosure not falling under clause (a) of this proviso.

7.10 Further Assurances. From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.11 Employees. Purchaser shall not be obligated to offer employment to any of Seller’s employees in connection with the acquisition of the Purchased Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Purchaser. Notwithstanding the foregoing, with respect to any of Seller’s employees that Purchaser chooses to hire at or following the Closing, Purchaser will give full credit in the calculation of any employee benefits based upon length of service to the service of such employee to Seller or Seller’s Affiliates and Purchaser will offer such benefits to hired employees commensurate with those offered to similarly situated employees of Purchaser. Seller agrees to cooperate with Purchaser in hiring any of Seller’s employees Purchaser wants to hire. Seller agrees that it will pay all salaries, or other employee benefits or other liabilities due or accrued in connection with the employment through the Closing Date, other than any accrued vacation or PTO of any hired employees, the obligation to pay which is being expressly assumed by Purchaser under Section 2.1(c) above (whether such accrued vacation is carried over to Purchaser with the consent of the hired employee or paid at or following Closing with respect to hired employees that do not agree to carry over accrued vacation). Except as set forth in this paragraph, Seller shall be solely responsible for satisfying all obligations which may arise or which have arisen, prior to the Closing, in connection with the employment of Seller’s employees and/or the Seller’s termination of employees.

7.12 Seller Lock-Up. Notwithstanding anything in this Agreement to the contrary, Seller and its transferees will not sell, dispose of, transfer, convey, pledge or hypothecate more than 125,000 shares of Common Stock per day for a period of one year following the Closing.

7.13 Filing of Registration Statement on Form S-3. Purchaser agrees to file a Registration Statement with the Commission covering the distribution of the Purchase Shares no later than the earlier to occur of (i) the 120th day following the Closing Date, or (ii) May 15, 2007, and further agrees to use its reasonable best efforts to respond to any comments from the Commission and cause such Registration Statement to become effective with the Commission within 60 days of its filing, all as more fully provided in the Registration Rights Agreement attached hereto as Exhibit F.

ARTICLE VIII
CONDITIONS

8.1 Conditions to Each Party’s Obligations. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the fulfillment, satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any law or Governmental Entity, necessary or required in order for the consummation of any of the transactions contemplated by this Agreement and which, if not obtained, made or occurring, would make any of the transactions contemplated hereby illegal or would result in a Material Adverse Change to Seller, shall have been obtained, made or occurred.

(b) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby.

8.2 Conditions to Purchaser’s Obligations. Purchaser’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:

(a) The representations and warranties of Seller contained in this Agreement that are qualified as to materiality or Material Adverse Change shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date). Purchaser shall have received a certificate dated as of the Closing Date and signed by an executive officer of Seller certifying that the conditions specified in Section 8.2(a) and (b) have been satisfied (the “Seller Certificate”).

(b) Seller shall have performed and complied in all material respects with all the agreements and covenants contained herein that are required to be performed by it prior to or at the Closing.

(c) There shall have occurred no effects, events, occurrences, developments or changes that have resulted in, or are reasonably likely to result in, a Material Adverse Change since the date of this Agreement, except for changes expressly contemplated by this Agreement.

(d) Seller shall have received all necessary consents, waivers, assignments, approvals, or transfers in form and substance reasonably satisfactory to Purchaser, from all Governmental Entities, and all Contracts, leases or agreements to which Seller is a party, or that concern or relate to the Permits held by Seller, except where the failure to receive such consent, waiver, assignment, approval or transfer would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

8.3 Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by Seller in whole or in part:

(a) The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date). Seller shall have received a certificate dated as of the Closing Date and signed by an executive officer of Purchaser certifying that the conditions specified in Section 8.3(a) and (b) have been satisfied (the “Purchaser Certificate”).

(b) Purchaser shall have performed and complied in all material respects with all the agreements and covenants contained herein that are required to be performed by it prior to or at Closing.

(c) There shall have occurred no effects, events, occurrences, developments or changes that have resulted in, or are reasonably likely to result in, a material adverse change in Purchaser’s business, financial condition or results of operations since the date of this Agreement, except for changes expressly contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant hereto shall be deemed to have been relied on by the parties hereto, and shall survive the Closing for a period of twelve (12) months; provided, however, that the representations and warranties contained in 5.14 (Taxes) and 5.19 (Environmental Matters) shall survive the Closing and continue until 60 days after all applicable statutes of limitation bar any claims of any kind or nature regardless of the forum in which asserted.

9.2 Indemnification of Purchaser. (a) Subject to Sections 9.4 and 9.5 hereof, Seller shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from and against (and the Purchaser Indemnified Parties shall be indemnified and held harmless from the Holdback), any and all Losses suffered or incurred by such Purchaser Indemnified Party, arising from, relating to or otherwise in connection with the following (collectively, the “Purchaser Indemnifiable Loss”):

(i) any breach of any representation or warranty of Seller contained in this Agreement or in any other agreement or instrument executed and delivered by Seller pursuant to this Agreement;

(ii) any breach or failure to perform any covenant or agreement of Seller contained in this Agreement or any agreement or instrument furnished by Seller pursuant to this Agreement;

(iii) any Excluded Asset;

(iv) any Excluded Liability; or

(v) the use or operation of the Purchased Assets or the conduct of the Business prior to the Closing other than the Assumed Liabilities or the Assumed Obligations.

(b) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Losses shall in no event exceed 10.0% of the Purchase Price, other than to the extent such Purchaser Indemnifiable Loss is determined by a court of competent jurisdiction to be the result of material fraud by Seller, in which case, there shall be no limitation on Purchaser’s right of recovery, or to the extent such Purchaser Indemnifiable Loss is the result of any breach of the representations and warranties of Seller pursuant to Section 5.26 (Ownership and Condition of Assets), in which case, Purchaser’s right of recovery shall be limited to the Purchase Price. Notwithstanding the foregoing, Purchaser shall not be entitled to indemnity under this Section 9.2 until aggregate Purchaser Indemnifiable Losses exceed $100,000 (the “Indemnity Basket”), after which all Purchaser Indemnifiable Losses (including those in the Indemnity Basket) shall be recoverable (subject to the limitations set forth in the preceding sentence).

(c) Other than to the extent that Seller chooses, at its option, to satisfy any Purchaser Indemnifiable Loss in whole or in part from other resources, Purchaser’s sole source for payment of Purchaser Indemnifiable Losses shall be the Holdback Shares held in the Escrow, save and except for (i) any Purchaser Indemnifiable Loss that is the result of any breach of the representations and warranties of Seller pursuant to Section 5.26 (Ownership and Condition of Assets) in an amount in excess of the value of the Holdback Shares (as calculated in the Master Escrow Agreement), the excess of which Loss may be recovered outside of the Escrow after maximum recovery has been made from the Escrow, and (ii) for any claims permitted to be made after distribution of the Holdback Shares.

9.3 Indemnification of the Seller. Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(a) any breach, as of the Closing Date, of any representation or warranty of Purchaser contained in this Agreement or any other agreement or instrument furnished by Purchaser to Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of Purchaser contained in this Agreement or any agreement or instrument furnished by Purchaser to Seller pursuant to this Agreement;

(c) the use or operation of the Purchased Assets or the conduct of the Business following the Closing;

(d) the Assumed Obligations; and

(e) the Assumed Liabilities.

9.4 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 9.2 or 9.3 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.2 or 9.3 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party alone shall conduct and control the defense of such Third Party Claim and the Indemnified Party shall have the right to participate in the defense of such claim at its own expense; provided that if Seller is the Indemnifying Party, it shall have the option but not the obligation to assume such defense by written notice to the Purchaser Indemnified Party within ten (10) Business Days of receipt of notice of the Third Party Claim from the Purchaser Indemnified Party, and if such defense is declined, Seller shall have the right to participate in a non-controlling manner in the defense of such claims at Seller’s own expense. The Indemnifying Party (or Purchaser Indemnified Party if Seller has declined the defense of such claim) shall not, without the prior written consent of the Indemnified Party (or Seller if Seller has declined the defense of such claim) (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand (i) on a basis which would result in the imposition of a consent order, injunction or decree that does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand, or (ii) regardless of any unconditional release of claims if Seller is the Indemnifying Party and has declined the defense of such claim. With respect to any Third Party Claim subject to indemnification under this paragraph: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim (including, without limitation, making such Person’s employees, consultants and records reasonably available to aid the other Person in the defense of such Third Party Claim).

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.2 or 9.3 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 or 9.3 and the Indemnifying Party shall pay the amount of the Losses stated in such notice to the Indemnified Party on demand (which in the case of a Purchaser Indemnified Party shall include the release of Holdback Shares amounts held in escrow pursuant to the Master Escrow Agreement to the extent that such indemnity is not funded through other means pursuant to Section 9.2(c)) or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined. Disputes regarding indemnification of Losses under this Section 9.4 shall be resolved in the manner set forth in Section 6 of the Master Escrow Agreement.

(c) Notwithstanding the foregoing, in no event will an Indemnified Party be entitled to indemnification of any claim if notice of such claims is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 9.1 above.

9.5 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise. The amount of any indemnification payable under this Agreement will be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policies of insurance covering the Loss giving rise to the claim. The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Agreement, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.

9.6 Mitigation. Each party agrees to use reasonable efforts to mitigate any Loss that forms the basis of a claim hereunder.

9.7 Exclusive Remedy. The exclusive remedy available to a party hereto with respect to the matters covered by Sections 9.1 and 9.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article IX.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser:

(i) if the transactions contemplated hereby shall not have been consummated within thirty (30) days following the date of this Agreement; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated hereby by such date; or

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) shall not be available to any party who has not used its commercially reasonable efforts to cause such order, decree or ruling to be lifted.

(c) by Purchaser if (i) the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects, or (ii) Seller shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Seller to be performed or complied with by it under this Agreement, in each case, such that the conditions set forth in Sections 8.2(a) or (b) would not be satisfied, and in the case of clause (i) such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller, and, in the case of clause (ii) such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller; or

(d) by Seller if (i) the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects, except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not have a material adverse effect on Purchaser; or (ii) Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Purchaser to be performed or complied with by it under this Agreement, in each case such that the conditions set forth in Sections 8.3(a) or (b) would not be satisfied, and in the case of clause (i) such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser, and, in the case of clause (ii) such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Section 7.8 (Confidentiality) and 7.9 (Publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended by an instrument in writing signed by or on behalf of the parties hereto.

11.2 Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise.

11.3 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other party or if delivered by confirmed facsimile or if deposited in the United States Mail, postage prepaid, certified or registered, addressed to the parties as follows:

To Seller:	Smart Systems International
c/o Andrew G. Osler
GFI Energy Venture, LLC
11611 San Vicente Blvd., #710
Los Angeles, CA 90049
Fax: (310) 442-0540

With copies to:	David A. Garcia, Esq.
Hale Lane
5441 Kietzke Lane, Second Floor
Reno, NV 89511
Fax: (775) 786-6179

To Purchaser:	Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
Attn: Chief Executive Officer
Fax: (240) 912-1839

With copies to:	Janis M. Penman, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, N.W.
Suite 1100
Washington, D.C. 20036
Fax: (202) 861-1783

or to such other address as any party notifies the other parties of in accordance herewith.

11.4 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions nor burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.5 Nonassignability. This Agreement shall not be assigned, by operation of law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

11.6 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

11.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

11.8 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

11.9 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

PURCHASER

TELKONET, INC.

By:  /s/ Ronald W. Pickett
Name:  Ronald W. Pickett
Title:    CEO

SELLER

SMART SYSTEMS INTERNATIONAL

By:  /s/ William R. Dukes
Name:  William R. Dukes
Title:    President & CEO